Exhibit 10.1

Pursuant to Item 601(b)(10) of Regulation S-K, certain confidential portions of this exhibit have been omitted by means of marking such portions with asterisks as the identified confidential portions are both not material and are the type of information that the registrant treats as private or confidential. The registrant agrees to supplementally furnish an unredacted copy of this exhibit to the Securities and Exchange Commission upon its request.

EMPLOYMENT AGREEMENT
FOR INDEFINITE TIME

Between the undersigned:

RANPAK BV, a private company with limited liability, having its registered office located Rimburgerweg 40, 6471 XX EYGELSHOVEN, Netherlands, legally represented by Mr. E.J.M. Laurensse, hereafter “employer”

and

Mr. Paul Aram, born in [***] (place of birth) on [***] (birth date), living in Southampton,
[***] (address), [***] (postal code), hereafter “employee”

It has been agreed as follows:

Paragraph 1 Start and duration

1.	The employee start his employment for indefinite time at the employer as per the date which is to be confirmed.

2.	The parties have agreed that the first 2 months after entering into employment shall be considered a trial period as referred to in Articles 7:652 and 7:676 of the Dutch Civil Code.

3.	The rights and duties listed below shall apply to the extent that the employee is not appointed for a full working week, in proportion to the amount of work in force, unless the law otherwise provides.

4.	The collective labor agreement for the Cardboard and Flexible Packaging Company applies to this employment agreement.

Paragraph 2  End of employment

1.	The employee has the right to terminate the employment contract in due time with a notice period of 2 months.

2.	The employer has the right to terminate the employment contract in due time with a notice period of 4 months.

3.	Cancellations must be made in writing and by send by registered mail to the other party. The cancellation must be done by the end of the month.

4.	Notwithstanding the provisions of the previous paragraphs, the employment contract will in any event end without notice or notice being required, at the age of the employee’s entitlement to an AOW pension or on the first day of the month in which the employee reaches the retirement age.

Paragraph 3 Reason for immediate cancellation

Among other things, there is a reason for immediate termination of employment when the employee is grossly negligent to fulfill his obligations under this agreement, as referred to in Article 7: 678 section 2 under sub k BW

Paragraph 4 Role and duties

1.	In the context of this employment, the employee is SVP, Chief Operating Officer.

2.	Employer reserves the right within the limits of reasonableness to make changes to the employee’s employment, as well as to adapt his working conditions accordingly.

3.	The employee undertakes to do and to observe all what a good employee should do and observe and commit himself fully to the employer, as well promote the employers interest as good.as possible.

4.	The employee’s place of employment is Eygelshoven. However, the employee is obliged to carry out his work in a place other than where the work is usually performed and / or at a different time than usual, unless this cannot be required from the Employee due to special circumstances.

Paragraph 5 Working hours and overtime

1.	The employee is appointed to work 40 hours a week.

2.	Working hours shall be determined by the employer in accordance with the regulations, whereby the employer has the freedom to change these working hours if the business makes it necessary or desirable.

3.	The usual working hours of the employee are from 8:00am till 12:30pm and from 1:00pm till 4:30pm.

4.	Employee is obliged to respond to reasonable overtime requests by the employer

Paragraph 6 Salary and Holiday allowance

1.	The employee’s gross salary amounts to € 310.000,00 gross per annum including a holiday allowance of 8%, based on a 39-hour working week.

The holiday allowance is calculated over the period from May 1 until April 30 of each year and payment is scheduled in the month of May. In the event of a non-full service year the allowance is calculated pro rata.

2.	Salary increases are determined at individual level by the employer. Salary and salary increase as stated in the collective agreement will not apply.

3.	The employee is not entitled to reimbursement of overtime, in any form whatsoever.

4.	The salary is paid monthly. Employer provides employee monthly a specified statement of salary paid and deductions thereon.

5.	You will be eligible to participate in the Company’s global incentive program, with a target cash bonus equal to 40% of your base salary.

6.	You will be eligible to participate in the Company’s equity incentive program, as in effect for similarly situated management members from time to time.

7.	The 2025 equity incentive compensation program (the “2025 Equity Plan”) consists of a combination of Restricted Stock Units (“RSUs”) and Performance Restricted Stock Units (“PRSUs”). PRSUs in the 2025 Equity Plan will be earned based on the level of achievement of the 2025 goal Adjusted EBITDA Goal.

8.	2025 Equity Plan Award: Subject to the approval of the Compensation Committee or Omar Asali, CEO, you will be granted a one-time new hire award consisting of 5000 PRSUs and 5000 RSUs under the 2025 Equity Plan. Documentation will be provided when available. Vesting: PRSUs & RSUs granted and earned under the 2025 Equity Plan will vest as follows: 33.34% in March 2026, 33.33% in March 2027 and 33.33% in March 2028. (Specific dates to be determined by the board.)

Paragraph 7 Holiday

1.	For each full calendar year the employee is entitled to 24 working days holiday with salary maintenance. In addition, employee is entitled to 6.5 days ATV. Employer and employee conduct consultation on the time of the holidays to enjoy. This consultation will take place at least 14 days for the desired time of taking holiday days.

2.	Employer will announce each year, at the beginning of each calendar year, which days are required as a compulsory holiday.

3.	The national holidays are special paid holidays for the employee when he usually works on the holidays in question.

Paragraph 8 Illness

1.	If an employee is unable to perform his duties due to illness, the employee will inform the employer as soon as possible, but no later than one hour after the start of the working hours..

2.	The employee must follow the instructions of the employer or the company doctor in case of illness, and hereby agrees with the employer’s sickness procedure in force.

3.	Employee will participate in the, for employee premium free, Corporate WIA Hiaat insurance.

Paragraph 9 Pension

Employee is obliged to insure for retirement in accordance with the guidelines of the Collective Labour Agreement for Cardboard and Flexible Packaging Companies.

Paragraph 10 Company Car / Creditcard

1.	For the purpose of carrying out his duties, the employer makes available to the employee a car in accordance with the applicable company car regulations.

2.	The costs incurred for lunches, dinners and hotel accommodation in connection with the performance of your function will be reimbursed by employer on presentation of receipts. A credit card will be made available to you for this purpose.

3.	Ranpak has a collective business travel insurance based on number of travel days.

Paragraph 11 Secondary activities

1.	The employee will not perform honorary or non-honorary secondary activities without prior written permission from the employer.

2.	It is not permitted for the employee to directly or indirectly engage in any company which engages in competitive and / or similar and / or related activities as the employer and / or its affiliates, or any supplier and / or licensor and / or client and / or customer and / or licensee of employer and / or its affiliates.

3.	The employee will not accept money or other rewards from third parties in connection with his work for the employer and / or the affiliated companies.

Paragraph 12 Confidentiality and documents

1.	Both during and after termination of employment - regardless of the manner in which and the reasons for termination of employment - it is forbidden to in any way to third parties, directly or indirectly, in what form and in what manner to make any announcement of what is gaining knowledge of the business and interests of and / or its affiliated companies and / or companies, its clients and other relationships, in the broadest sense of the word

2.	In the event of suspension and termination of employment irrespective of the manner in which and the reasons for termination of employment, the employee shall at the first request of the employer return, all his company property, as well as all files, which are in any connection with the employer and / or with its affiliates and / or companies, with its clients and other relationships, in the broadest sense of the word, as well as all copies of such documents.

3.	Infringement of this article will constitute an urgent reason for dismissal as provided for in Article 7: 678 section 2 under sub I of the Civil Code, and may give rise to a declaration by the Public Prosecutor of the commission of a crime as described in article 273 WvSr;

Paragraph 13 Patents

1.	Employer is entitled to the patents arising from inventions, which are made by the employee during the service and for one year after the expiry of that, in the technical field on which employer is active or on which employee has been employed during his employment;

2.	Employee shall at request during and after termination of employment, make all communications and perform the necessary formalities to enable the employer to request and obtain the patents referred to in paragraph 1 above.

Paragraph 14 Non-Compete

1.	During the term of the employment contract as well as one year after the end of employment - regardless of the manner in which and the reasons for termination of employment - it will not be permitted for the employee without the written permission of the employer to :

a.	In Europe, work in any way, directly or indirectly, paid or unpaid or to be involved in any person, institution, company or company engaged in competitive, similar or related activities as the employer or its affiliates

b.	in any way directly or indirectly maintain business contacts with (potential) employer relationships with which the employer and / or employee has contacted in any way at the business level during the last two years prior to the end of the employment ;

c.	employees or persons who have or have had employment with the employer and / or with its affiliated companies and / or companies during the two-year period prior to the termination of employment, to convince to resign / or offer employment.

2.	In the event that the preceding article will expire as a result of a legislative amendment, the parties undertake to negotiate an alternative clause in order to try to reach a new clause that can replace the existing clause

Paragraph 15 Penalty

1.	In case of violation of one or more provisions in 11, 12, 13 and / or 14, the employee forfeits to the employer direct and without further notice or legal intervention a penalty of € 5,000.00 per offense, to increase with € 500,00 for each day that the violation continues. The present penalty clause leaves the employer’s right to claim damages under the law instead. The fines to be forfeited by the employee are expressly intended for the employer, with which parties have explicitly expressed their wish for a deviation from the provisions of Article 7: 650 section 3 of the Dutch Civil Code.

2.	Payment of the fines referred to in Paragraph 56 section 1 shall not release the employee from the obligations set out in Paragraph 11, 12, 13 and 14.

Paragraph 16 Final Provisions

1.	Deviations and additions to this agreement are valid only if they have been confirmed by the employer in writing. Employer is authorized to change the terms of employment contained in this agreement if the employer has such a weighty importance that the employee’s interest which would be adversely affected by the change should deviate from standards of reasonableness and fairness.

2.	Employee will be available to carry out all the work that is reasonably due to his employer. This agreement is governed by Dutch law. Any dispute will be settled by the competent court in the district of Maastricht.

3.	Should the Inland Revenue Tax Inspection and / or the Execution Institution at any time decide that over the in this agreement mentioned fees income tax and / or social security contributions are due, then the compulsory deductions will be made and will be withheld by the employee .

4.	Employee has stated that there are no circumstances regarding his person and health that he should share.

5.	The foregoing constitutes the full representation of all agreements made between parties and replaces all previously agreed commitments between the employee and the employer and / or the affiliates of the employer.

6.	Employer has joined the Collective Labor Agreement for the Cardboard and Flexible Packaging Companies (“CAO”). In situations where this contract does not provide, the collective labor agreement serves as a guideline; as to be determined by the Managing Director.

7.	The business regulations are an integral part of this employment contract.

8.	By signing this employment contract, employee acknowledges receipt and application of the said Annex. Where this employment agreement or annexes do not provide, the Managing Director decides.

Thus agreed and duplicated and signed at Eygelshoven on 13 June 2025:

E. Laurensse	Paul Aram
Managing Director	Employee